Exhibit 99.7

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

Peru Federal Savings Bank Peru, Illinois Conversion Valuation Appraisal Update Valued as of May 26, 2023 Prepared By Feldman Financial Advisors, Inc. McLean, Virginia

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

202-467-6862

May 26, 2023

Board of Directors

Peru Federal Savings Bank

1730 Fourth Street

Peru, Illinois 61354

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Peru Federal Savings Bank (the “Bank”) as of May 26, 2023 in conjunction with the Bank’s conversion (the “Conversion”) from the mutual to stock form of organization, issuance of all of its capital stock to a newly formed stock holding company known as PFS Bancorp, Inc. (“PFS Bancorp”), and offering for sale of PFS Bancorp’s common stock to eligible depositors of the Bank and the Bank’s employee stock ownership plan (“ESOP”) in a subscription offering. Shares not purchased in the subscription offering will be offered for sale to the general public in a community offering or syndicated community offering. This updated Appraisal is being furnished in connection with a comparison of the Bank’s recent financial results with the Comparative Group through the period ended March 31, 2023 and a review of current market conditions for bank and thrift common stocks.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Luse Gorman, PC, and the Bank’s independent registered public accounting firm, Wipfli, LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular. Our original Appraisal as of February 21, 2023 and previously updated Appraisal as of April 10, 2023 are incorporated and supplemented herein by reference.

Our Appraisal is not intended and must not be construed to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the offering. Moreover, because such valuations are necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the offering will thereafter be able to sell such shares at prices related to our estimate of the Bank’s pro forma market value.

Feldman Financial Advisors, Inc.

Board of Directors

Peru Federal Savings Bank

May 26, 2023

Recent Financial Performance

Table 1 summarizes the Bank’s financial data and ratios as of December 31, 2021 and 2022 and March 31, 2023. Table 2 summarizes the Bank’s recent income statement data and performance ratios for the annual and year-to-date periods. Exhibits 1 to 3 present more detailed balance sheet and income statement data for recent historical periods.

Table 1

Selected Financial Data and Ratios

As of December 31, 2021 and 2022 and March 31, 2023

(Dollars in Thousands)

	March 31,	December 31,
	2023	2022	2021
Selected Balance Sheet Data
Total assets	$179,066	$174,134	$185,556
Cash and cash equivalents	17,822	12,561	21,542
Investment securities	67,189	66,475	74,759
Federal Home Loan Bank stock	347	347	330
Total loans, net	83,752	84,916	80,840
Premises and equipment, net	2,124	2,150	2,159
Bank-owned life insurance	3,806	3,783	3,696
Total deposits	157,473	152,707	155,912
Federal Home Loan Bank advances	-	-	5,000
Total equity	20,402	20,139	23,440

Capital Ratios
Total equity to total assets	11.39%	11.57%	12.63%
Tier 1 capital as a % of average assets	13.67%	13.81%	12.55%
Tier 1 capital as a % of risk-weighted assets	28.04%	28.07%	28.14%
Total capital as a % of risk-weighted assets	28.74%	28.71%	28.84%

Asset Quality
Non-performing loans to total loans (1)	2.38%	0.73%	0.96%
Non-performing assets to total assets (1)	1.12%	0.36%	0.42%
Allowance for loan losses to total loans	0.71%	0.64%	0.70%
Allowance for loan losses to non-performing loans (1)	29.99%	87.16%	72.32%

(1) Non-performing loans include troubled debt restructurings.

Source:  Peru Federal Savings Bank, financial statements and regulatory financial reports.

Feldman Financial Advisors, Inc.

Board of Directors

Peru Federal Savings Bank

May 26, 2023

As discussed in our prior Appraisal, the Bank’s net income increased by $7,000 or 3.4% to $213,000 for the three months ended March 31, 2023, compared to net income of $206,000 for the three months ended March 31, 2022. The moderate increase was primarily due to a $124,000 increase in net interest income and a $32,000 decrease in the provision for loan losses, offset partially by a $143,000 increase in non-interest expense. The Bank’s annualized return on average assets (“ROA”) was 0.47% for the first quarter of 2023 as compared to 0.45% for the first quarter of 2022. The Bank’s total equity increased by $263,000 or 1.3% to $20.4 million at March 31, 2023 as compared to $20.1 million at December 31, 2022. The ratio of total equity to total assets declined from 11.57% at December 31, 2022 to 11.39% at March 31, 2023.

The Bank’s non-performing assets increased from $623,000 (0.36% of total assets) at December 31, 2022 to $2.0 million (1.12% of total assets) at March 31, 2023 as non-accrual loans increased from $117,000 to $1.5 million due to emerging problems with participation loans. The Bank has $1.3 million of related participation loans in which the lead lender notified the Bank in February 2023 of the borrower’s deteriorating financial position and consideration of a Chapter 11 bankruptcy. The Bank holds one loan with a principal balance of approximately $905,000, representing a 9.5% participant interest, and another loan with a principal balance of approximately $396,000, representing a 25% participant interest, both secured by commercial real estate. Once notified of the borrower’s deteriorating financial position and the potential for a Chapter 11 bankruptcy, the Bank moved the two loans to non-accrual status and classified the loans as substandard. During the quarter ended March 31, 2023, the lead lender notified participant banks that the borrower has entered into a non-disclosure agreement with several larger entities to be acquired. The following updated information was provided on these two participation loans:

Loan 1:	The collateral value for the $905,000 loan at origination was $23.9 million with the appraisal dated as of August 12, 2015. The updated appraisal received on March 20, 2023, shows an as-is operating value of $19.1 million. The Bank owns 9.5% of this participation loan. Therefore, the Bank believes that its collateral value of $1.8 million, less estimated selling costs, would be sufficient to cover the outstanding loan balance, and, therefore, no reserve was warranted as of March 31, 2023. The appraised value is based on the continued operations of the facility and with the borrower currently in negotiations with several larger entities, the Bank believes that the borrower will make every effort to keep operations going to retain customers and staff. In the event of a facility closure, the appraised value of the collateral would decline to approximately $3.4 million with the Bank’s share of the collateral being $325,000, and the Bank currently estimates that it may incur a charge-off of approximately $612,500.

Loan 2:	The outstanding balance on this loan is approximately $396,000. The Bank has received the updated appraisal as of March 27, 2023, showing a value of $3.6 million. The Bank owns 25% of this loan and, therefore, its share of the collateral is $915,000. Given the $396,000 balance owned by the Bank in relation to its collateral share of the appraised value of $3.6 million, the Bank has determined that no reserve was warranted as of March 31, 2023.

Feldman Financial Advisors, Inc.

Board of Directors

Peru Federal Savings Bank

May 26, 2023

Table 2

Income Statement and Performance Ratios

For the Years Ended December 31, 2021 and 2022

And the Three Months Ended March 31, 2022 and 2023

(Dollars in Thousands)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2023	2022	2022	2021
Total interest and dividend income	$1,417	$1,096	$4,803	$4,584
Total interest expense	317	120	640	611
Net interest income	1,100	976	4,163	3,973
Provision (credit) for loan losses	5	37	61	(6)
Net interest income after provision	1,095	939	4,102	3,979

Total non-interest operating income	149	153	730	660
Total non-interest expense	984	841	3,625	3,362

Realized loss on sale of available-for-sale securities	-	-	(221)	-

Income before income taxes	260	251	986	1,277
Provision for income taxes	47	45	155	275
Net income	$213	$206	$831	$1,002

Selected Performance Ratios (1)
Return on average assets	0.47%	0.45%	0.46%	0.56%
Return on average equity	4.20%	3.58%	3.99%	4.29%
Net interest rate spread	2.48%	2.11%	2.35%	2.19%
Net interest margin	2.65%	2.18%	2.42%	2.28%
Total non-interest expense to average assets	2.19%	1.84%	2.00%	1.87%
Efficiency ratio	78.78%	74.49%	74.09%	72.57%

(1) Annualized ratios for the quarterly period.

Source:  Peru Federal Savings Bank, financial data.

Feldman Financial Advisors, Inc.

Board of Directors

Peru Federal Savings Bank

May 26, 2023

Comparative Group: Recent Financial Comparisons

Exhibits 4 through 8 summarize recent financial comparisons of the Bank with the Comparative Group for the last twelve months (“LTM”) ended March 31, 2023. For the LTM ended March 31, 2023, the Bank’s ROA was 0.47% and similar to the Comparative Group’s median ROA of 0.46%. Relative to the Comparative Group, the Bank’s profitability continues to be characterized by a lower net interest margin and a lower operating expense ratio. The Bank’s lower net interest margin is attributable primarily to its high concentration of cash and securities on the balance sheet and lower level of higher-yielding assets in the form of loans receivable.

The Bank net interest margin advanced to 2.55% for the LTM ended March 31, 2023, but still trailed the Comparative Group’s median net interest margin of 3.10%. The Bank’s 1.12% ratio of total non-performing assets to total assets as of March 31, 2023 exceeded the Comparative Group’s median ratio of 0.44%. The Bank’s 0.71% ratio of loan loss reserves to total loans remained below the corresponding Comparative Group’s median of 1.19% at March 31, 2023. The Bank’s ratio of tangible equity to assets (before the effect of the Conversion) was 11.39% at March 31, 2023, moderately below the Comparative Group’s median of 13.15%.

Comparative Group: Recent Stock Price Performance

Since our prior Appraisal as of April 10, 2023, market prices of bank and thrift stocks continue to display volatility and have extended their downward trend. On March 8, 2023, Silvergate Bank (La Jolla, California) announced its decision to voluntarily liquidate its assets and wind down operations. On March 10, 2023, Silicon Valley Bank (Santa Clara, California) was closed by the California Department of Financial Protection and Innovation. On March 12, 2023, Signature Bank (New York, New York) was closed by the New York State Department of Financial Services. Additionally, on May 1, 2023, First Republic Bank (San Francisco, California) was closed by the Federal Deposit Insurance Corporation and sold to JP Morgan Chase & Co.

These events led to increased uncertainty and declines in the market for bank and thrift stocks and questions about depositor confidence in depository institutions. Deposit outflows from small and mid-sized banks largely stopped in late March and April. Although equity prices for regional banks fell further over the period, for the vast majority of banks these declines appeared primarily to reflect expectations for lower profitability rather than solvency concerns. Equity prices at such banks broadly declined because of higher funding costs and a possible deterioration in commercial real estate loans. Market participants indicated apprehension about the possibility of another intensification of banking stress and the simmering debt ceiling crisis. In early May, the Federal Reserve Board attempted to calm concerns by announcing that the U.S. banking system remained sound and resilient. Concurrently, on May 3, 2023, the Federal Open Market Committee decided to raise the target range for the federal funds rate by 25 basis points to 5.0% to 5.25%, the highest level in nearly 16 years, but suggested it might soon be hitting pause on its most aggressive efforts to slow the economy in four decades.

Feldman Financial Advisors, Inc.

Board of Directors

Peru Federal Savings Bank

May 26, 2023

Exhibit 9 summarizes the net change of the Comparative Group’s stock prices and selected market indexes between the April 10, 2023 (the date of our prior Appraisal) and May 26, 2023 (date of our current Appraisal). The S&P U.S. Broad Market Index (“BMI”) for all banks and thrifts decreased by 0.3% over this interim period of approximately seven weeks. In contrast, the S&P 500 Stock Index advanced by 2.3% between April 10, 2023 and May 26, 2023. The U.S. Banks BMI is weighted by market capitalization and, therefore, heavily influenced by the large money center banks and super-regional banks, whose stock prices plummeted earlier in March 2023 after the failures of Silicon Valley Bank Signature Bank but have generally reversed direction and stabilized in recent weeks. Conversely, stock prices of small to mid-sized banks continued their downward slide. The NASDAQ Bank Index declined by 6.1% over this period, and the S&P SmallCap Banks Index and S&P Midwest Banks Index fell by 6.6% and 10.2%, respectively.

Stock prices of the Comparative Group have also continued to decline. The Comparative Group posted an average price decline of 8.1% and a median price decline of 7.8% between April 10, 2023 and May 26, 2023. The median price-to-book value (“P/B”) ratio for the Comparative Group decreased from 76.9% at April 10, 2023 to 69.6% at May 26, 2023. The median price-to-tangible book value (“P/TB”) ratio for the Comparative Group decreased from 77.1% at April 10, 2023 to 69.8% at May 26, 2023. The median core price-to-earnings (“P/E”) ratio for the Comparative Group decreased from 19.2x at April 10, 2023 to 18.5x at May 26, 2023.

Valuation Review and Analysis

Since our prior Appraisal, there has been no material change in the Bank’s operating performance. The Bank reported net income of $838,000 for the LTM ended March 31, 2023, as compared to $831,000 for the LTM ended December 31, 2022. The Bank’s ROA measured 0.47% for the LTM ended March 31, 2023 and 0.46% for the LTM ended December 31, 2022. The Bank’s non-performing assets increased from 0.36% of total assets at December 31, 2022 to 1.12% at March 31, 2023, above the Comparative Group’s median ratio of 0.44%. The Bank continues to monitor the status of the $1.3 million in commercial real estate participation loans that were recently placed on non-accrual status.

Market conditions for bank and thrift stocks have continued to decline sharply as evidenced by the market price changes experienced by the Comparative Group. The Comparative Group’s stock prices decreased by an average of 8.1% and a median of 7.8% between April 10, 2023 and May 26, 2023. Since February 21, 2023 (the date of our original Appraisal), the Comparative Group’s stock prices have declined by an average of 18.2% and a median of 19.2%. In our previous Appraisals, we concluded that the Bank’s pro forma market value should be discounted to the Comparative Group’s trading ratios due to factors related to earnings growth and viability, market area, liquidity of the issue, and the new issue discount underlying current stock market conditions. Because of the continued decline in the trading market prices and valuation ratios of the Comparative Group, we believe that a downward adjustment is necessary to the Bank’s current pro forma market value.

Feldman Financial Advisors, Inc.

Board of Directors

Peru Federal Savings Bank

May 26, 2023

We have concluded that the Bank’s estimated pro forma market value should be decreased by 8.5% or $1.4 million from $16.4 million to $15.0 million. The prior midpoint valuation of $16.4 million included $400,000 in shares to be issued to a charitable foundation that was being formed by the Bank. The Bank has now decided to exclude formation of a charitable foundation as part of the Conversion. Therefore, the midpoint of the stock offering is being reduced by $1.0 million or 6.3% from $16.0 million to $15.0 million. Updating for the decrease in pro forma market value and the elimination of the charitable foundation, we have calculated pro forma P/B and P/TB ratios of 47.0% and 47.0%, respectively, for the Bank as shown below in Table 3.

Table 3

Comparative Pro Forma Market Valuation Ranges

(Dollars in Thousands)

	Prior	Current
	Appraisal	Appraisal
	As of	As of
Pro Forma Valuation Range	4/10/23	5/26/23	Change
Pro Forma Minimum Value	$14,000	$12,750	-8.9%
Pro Forma Midpoint Value	16,400	15,000	-8.5%
Pro Forma Maximum Value	18,800	17,250	-8.2%
Pro Forma Adjusted Maximum Value	21,560	19,838	-8.0%

Pro Forma Minimum -- P/B Ratio	45.35%	42.54%	-6.2%
Pro Forma Midpoint -- P/B Ratio	49.73%	46.95%	-5.6%
Pro Forma Maximum -- P/B Ratio	53.59%	50.84%	-5.1%
Pro Forma Adjusted Maximum -- P/B Ratio	57.47%	54.79%	-4.7%

The Bank’s pro forma P/B ratio at the midpoint value has been reduced from 49.7% to 47.0%. Employing a range of approximately 15% above and below the updated midpoint, the revised minimum of $12.75 million reflects a 42.5% P/B ratio and the resulting maximum of $17.25 million reflects a 50.8% P/B ratio. The adjusted maximum, computed as an additional 15% above the maximum, is equal to approximately $19.8 million and a P/B ratio of 54.8%. The Bank’s pro forma P/B and P/TB ratios are equivalent since the Bank had no intangible assets as of March 31, 2023.

Table 4 summarizes the relative differences between the Bank’s pro forma valuation ratios and the Comparative Group’s median ratios. As illustrated, the differential levels observed in the prior Appraisal are relatively similar to those evident in the current Appraisal based on key market valuation ratio comparisons. The Bank’s pro forma midpoint P/B and P/TB ratios of 47.0% reflect a discount of 32.5% to the Comparative Group median P/B ratio of 69.6% and a discount of 32.8% to the Comparative Group’s median P/TB ratio of 69.8%. The Bank’s pro forma midpoint core P/E ratio of 12.8x is discounted 27.9% to the Comparative Group’s median core P/E ratio of 17.8x.

Feldman Financial Advisors, Inc.

Board of Directors

Peru Federal Savings Bank

May 26, 2023

Table 4

Comparative Valuation Ratios at the Pro Forma Midpoint Value

(Dollars in Thousands)

	Prior Appraisal					Current Appraisal
	Peru Federal Savings Bank					Peru Federal Savings Bank
	As of April 10, 2023					As of May 26, 2023
	Pro Forma		Comp.		Difference	Pro Forma		Comp.		Difference
	Midpoint		Group		vs. Comp.	Midpoint		Group		vs. Comp.
	$16,400		Median		Group	$15,000		Median		Group
Price / Book Ratio	49.73%		76.92%		-35.3%	46.95%		69.60%		-32.5%
Price / Tangible Book Ratio	49.73%		77.12%		-35.5%	46.95%		69.84%		-32.8%
Price / Core EPS	13.70	x	18.52	x	-26.0%	12.82	x	17.78	x	-27.9%

Valuation Conclusion

It is our opinion that, as of May 26, 2023, the estimated pro forma market value of the Bank was within a range of $12,750,000 to $17,250,000 with a midpoint of $15,000,000 (the “Valuation Range”). Pursuant to applicable appraisal guidelines, the Valuation Range is based upon a 15% decrease from the midpoint value to determine the minimum value and a 15% increase from the midpoint value to establish the maximum value. Assuming an additional increase of 15% above the maximum value would result in an adjusted maximum of $19,837,500.

Based on the Valuation Range and assuming an initial offering price of $10.00 per share, the number of shares to be sold in the stock offering is as follows: 1,275,000 at the minimum, 1,500,000 at the midpoint, 1,725,000 at the maximum, and 1,983,750 at the adjusted maximum. Exhibit 9 compares the Bank’s pro forma valuation ratios to the market valuation ratios of the Comparative Group.

Exhibit 10 compares the Bank’s pro forma market valuation ratios to those of the Comparative Group. Exhibit 11 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit 12 displays pro forma financial data at the minimum, midpoint, maximum, and adjusted maximum levels of the Valuation Range. Exhibit 13 provides more detailed data and calculations at the pro forma midpoint level of the Valuation Range. Exhibit 14 computes the percentage differences between the Bank’s pro forma valuation ratios and the averages and medians reported by the Comparative Group. Exhibit 15 provides supporting data on financial performance ratios and trading market valuation ratios for all publicly traded thrift institutions.

Feldman Financial Advisors, Inc.

Board of Directors

Peru Federal Savings Bank

May 26, 2023

Sincerely,

Feldman Financial Advisors, Inc.

By: Trent R. Feldman
President

By: Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 1

Consolidated Balance Sheets

Peru Federal Savings Bank

As of December 31, 2021 and 2022 and March 31, 2023

(Dollars in Thousands)

	March 31,	December 31,
	2023	2022	2021
Assets
Cash and cash equivalents	$17,822	$12,651	$21,542
Available-for-sale debt securities	61,348	63,329	71,705
Held-to-maturity debt securities	5,841	3,146	3,054
Equity securities	89	88	112
Federal Home Loan Bank stock	347	347	330

Loans	84,355	85,459	81,407
Allowance for loan losses	(603)	(543)	(567)
Loans, net	83,752	84,916	80,840

Premises and equipment, net	2,124	2,150	2,159
Interest receivable	529	592	566
Bank-owned life insurance	3,806	3,783	3,696
Other assets	3,406	3,132	1,552
Total Assets	$179,066	$174,134	$185,556

Liabilities and Equity
Deposits:
Demand accounts	$18,080	$17,248	$18,611
Savings, NOW, and money market accounts	84,477	87,120	90,320
Certificate of deposit accounts	54,916	48,339	46,981
Total Deposits	157,473	152,707	155,912

Federal Home Loan Bank advances	-	-	5,000
Deferred compensation	705	687	635
Interest payable and other liabilities	485	601	569
Total Liabilities	158,663	153,995	162,116

Retained earnings	24,001	23,828	22,997
Accumulated other comprehensive income (loss)	(3,599)	(3,689)	443
Total Equity	20,402	20,139	23,440

Total Liabilities and Equity	$179,066	$174,134	$185,556

Source:  Peru Federal Savings Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 2
Consolidated Income Statements

Peru Federal Savings Bank

For the Three Months Ended March 31, 2022 and 2023

(Dollars in Thousands)

	Three Months Ended
	March 31,
	2023	2022
Total interest and dividend income	$1,417	$1,096
Total interest expense	317	120
Net interest income	1,100	976

Provision for loan losses	5	37
Net interest income after provision	1,095	939

Commission income	4	5
Customer service fees	94	81
Net realized gain on loan sales	2	18
Loan servicing fees	19	20
Realized loss on sale of available-for-sale securities	-	-
Other income	30	29
Total non-interest income	149	153

Salaries and employee benefits	521	487
Occupancy	74	65
Depreciation	37	37
Data processing	131	122
Professional fees	75	24
Marketing	36	33
Printing and office supplies	22	15
Foreclosed assets, net	1	-
Deposit insurance premiums	35	35
Other expense	50	24
Total non-interest expense	984	841

Income before income taxes	260	251
Provision for income taxes	47	45

Net income	$213	$206

Source:  Peru Federal Savings Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 3
Consolidated Income Statements

Peru Federal Savings Bank

For the Years Ended December 31, 2021 and 2022

(Dollars in Thousands)

	Year Ended
	December 31,
	2022	2021
Total interest and dividend income	$4,803	$4,584
Total interest expense	640	611
Net interest income	4,163	3,973

Provision for loan losses	61	(6)
Net interest income after provision	4,102	3,979

Commission income	28	28
Customer service fees	368	339
Net realized gain on loan sales	140	144
Loan servicing fees	78	81
Realized loss on sale of available-for-sale securities	(221)	-
Other income	116	68
Total non-interest income	509	660

Salaries and employee benefits	2,002	1,962
Occupancy	244	232
Depreciation	145	152
Data processing	573	434
Professional fees	152	100
Marketing	129	124
Printing and office supplies	69	63
Foreclosed assets, net	13	-
Deposit insurance premiums	140	163
Other expense	158	132
Total non-interest expense	3,625	3,362

Income before income taxes	986	1,277
Provision for income taxes	155	275

Net income	$831	$1,002

Source:  Peru Federal Savings Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 4

General Operating Characteristics

As of March 31, 2023

									Tang.
						Total	Total	Total	Common
				No. of	IPO	Assets	Deposits	Equity	Equity
	City/State	Ticker	Exchange	Offices	Date	($000s)	($000s)	($000s)	($000s)
Peru Federal Savings Bank	Peru, IL	NA	NA	2	NA	179,066	157,473	20,402	20,402

Comparative Group Average						480,809	372,977	69,150	68,610
Comparative Group Median						417,773	316,696	74,844	74,844

Comparative Group
1895 Bancorp of Wisconsin, Inc.	Greenfield, WI	BCOW	NASDAQ	6	01/08/19	551,587	371,966	75,939	75,939
Catalyst Bancorp, Inc.	Opelousas, LA	CLST	NASDAQ	6	10/12/21	275,828	179,712	86,126	86,126
Cullman Bancorp, Inc.	Cullman, AL	CULL	NASDAQ	4	10/08/09	417,535	276,457	100,580	100,580
Generations Bancorp NY, Inc.	Seneca Falls, NY	GBNY	NASDAQ	10	07/10/06	389,202	337,033	37,521	36,027
Home Federal Bancorp, Inc.	Shreveport, LA	HFBL	NASDAQ	11	01/18/05	685,985	614,374	50,123	45,497
IF Bancorp, Inc.	Watseka, IL	IROQ	NASDAQ	8	07/07/11	842,968	691,568	73,749	73,749
Magyar Bancorp, Inc.	New Brunswick, NJ	MGYR	NASDAQ	7	01/23/06	839,857	697,891	101,165	101,165
Mid-Southern Bancorp, Inc.	Salem, IN	MSVB	NASDAQ	3	04/08/98	266,368	205,637	34,943	34,943
NSTS Bancorp, Inc.	Waukegan, IL	NSTS	NASDAQ	3	01/18/22	259,560	172,252	82,069	82,069
PB Bankshares, Inc.	Coatesville, PA	PBBK	NASDAQ	4	07/14/21	393,066	295,437	46,291	46,291
TC Bancshares, Inc.	Thomasville, GA	TCBC	NASDAQ	3	07/20/21	429,742	335,915	85,844	85,844
Texas Community Bancshares, Inc.	Mineola, TX	TCBS	NASDAQ	6	07/14/21	418,011	297,476	55,449	55,085

Source:  Peru Federal Savings Bank; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 5

General Financial Performance Ratios

As of or For the Last Twelve Months Ended March 31, 2023

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Peru Federal Savings Bank	179,066	157,473	11.39	11.39	2.55	75.15	0.47	4.14	0.57	5.04

Comparative Group Average	480,809	372,977	16.38	16.29	3.20	80.34	0.47	3.72	0.50	4.02
Comparative Group Median	417,773	316,696	13.19	13.15	3.10	77.45	0.46	2.92	0.45	3.75

All Public Thrift Average	5,956,519	4,306,217	13.32	12.77	3.39	71.42	0.69	5.94	0.72	6.16
All Public Thrift Median	1,702,153	1,244,581	11.78	10.72	3.14	67.75	0.75	6.38	0.76	6.71

Comparative Group
1895 Bancorp of Wisconsin, Inc.	551,587	371,966	13.77	13.77	2.79	101.46	(0.08)	(0.59)	(0.04)	(0.30)
Catalyst Bancorp, Inc.	275,828	179,712	31.22	31.22	2.85	95.96	0.14	0.44	0.18	0.55
Cullman Bancorp, Inc.	417,535	276,457	24.09	24.09	4.14	66.72	1.05	4.22	1.05	4.22
Generations Bancorp NY, Inc.	389,202	337,033	9.64	9.29	3.24	89.40	0.14	1.39	0.16	1.60
Home Federal Bancorp, Inc.	685,985	614,374	7.31	6.68	3.71	64.84	0.92	11.01	1.00	12.02
IF Bancorp, Inc.	842,968	691,568	8.75	8.75	2.89	70.90	0.62	7.09	0.66	7.58
Magyar Bancorp, Inc.	839,857	697,891	12.05	12.05	3.66	59.93	1.01	8.20	1.01	8.20
Mid-Southern Bancorp, Inc.	266,368	205,637	13.12	13.12	3.10	74.60	0.66	5.14	0.66	5.12
NSTS Bancorp, Inc.	259,560	172,252	31.62	31.62	2.45	101.34	0.18	0.58	0.03	0.10
PB Bankshares, Inc.	393,066	295,437	11.78	11.78	3.11	72.28	0.59	4.84	0.44	3.61
TC Bancshares, Inc.	429,742	335,915	19.98	19.98	3.61	86.36	0.33	1.63	0.33	1.62
Texas Community Bancshares, Inc.	418,011	297,476	13.26	13.19	2.83	80.31	0.09	0.75	0.46	3.89

Source:  Peru Federal Savings Bank; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 6

Income and Expense Analysis

For the Last Twelve Months Ended March 31, 2023

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Intang.		Pre-tax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	Amort.	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Expense	Expense	Earnings
Peru Federal Savings Bank	2.88	0.47	2.41	0.41	(0.12)	0.02	2.12	0.00	0.00	0.68

Comparative Group Average	3.64	0.62	3.04	0.41	(0.02)	0.08	2.73	0.01	0.01	0.64
Comparative Group Median	3.63	0.59	2.97	0.42	(0.00)	0.08	2.61	0.00	0.00	0.57

All Public Thrift Average	3.93	0.72	3.21	0.50	0.07	0.18	2.75	0.02	0.04	1.21
All Public Thrift Median	3.73	0.59	3.06	0.39	0.00	0.07	2.56	0.00	0.00	1.02

Comparative Group
1895 Bancorp of Wisconsin, Inc.	3.22	0.58	2.64	0.45	(0.05)	0.04	3.13	0.00	0.00	(0.08)
Catalyst Bancorp, Inc.	3.00	0.30	2.70	0.47	(0.02)	(0.11)	3.05	0.00	0.06	0.23
Cullman Bancorp, Inc.	4.40	0.47	3.93	0.40	(0.00)	0.10	2.88	0.00	0.00	1.35
Generations Bancorp NY, Inc.	3.66	0.75	2.91	0.56	(0.01)	0.17	3.10	0.02	0.00	0.20
Home Federal Bancorp, Inc.	3.98	0.53	3.45	0.36	0.00	0.16	2.47	0.01	0.09	1.18
IF Bancorp, Inc.	3.61	0.81	2.79	0.55	(0.05)	0.11	2.37	0.00	0.00	0.87
Magyar Bancorp, Inc.	4.12	0.65	3.48	0.33	0.00	0.08	2.28	0.00	0.00	1.44
Mid-Southern Bancorp, Inc.	3.54	0.60	3.11	0.45	0.00	0.08	2.66	0.00	0.00	0.83
NSTS Bancorp, Inc.	2.56	0.29	2.27	0.26	0.19	(0.10)	2.56	0.00	0.00	0.06
PB Bankshares, Inc.	4.00	0.96	3.04	0.18	0.19	0.33	2.33	0.00	0.00	0.56
TC Bancshares, Inc.	4.06	0.59	3.48	0.39	0.00	0.03	3.37	0.00	0.00	0.47
Texas Community Bancshares, Inc.	3.59	0.86	2.73	0.48	(0.44)	0.06	2.57	0.03	0.00	0.58

Source:  Peru Federal Savings Bank; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 7

Balance Sheet Composition

As of March 31, 2023

	As a Percent of Total Assets
	Cash and	Net	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity
Peru Federal Savings Bank	47.72	46.77	0.00	0.00	5.51	87.94	0.00	0.67	88.61	11.39

Comparative Group Average	26.94	67.12	0.02	0.10	5.82	75.68	6.83	1.11	83.62	16.38
Comparative Group Median	25.29	69.85	0.01	0.00	5.45	76.18	5.67	1.18	86.81	13.19

All Public Thrift Average	22.07	72.21	0.03	0.68	4.91	74.63	10.73	1.29	86.91	13.32
All Public Thrift Median	19.29	74.23	0.01	0.05	4.67	75.11	9.39	1.14	88.38	11.78

Comparative Group
1895 Bancorp of Wisconsin, Inc.	27.27	66.48	0.00	0.00	6.25	67.44	16.68	2.12	86.23	13.77
Catalyst Bancorp, Inc.	44.14	47.36	0.12	0.00	8.39	65.15	3.35	0.27	68.78	31.22
Cullman Bancorp, Inc.	14.38	79.70	0.01	0.00	5.90	66.21	8.38	1.32	75.91	24.09
Generations Bancorp NY, Inc.	10.99	79.23	0.04	0.38	9.35	86.60	2.65	1.12	90.36	9.64
Home Federal Bancorp, Inc.	24.22	71.07	0.05	0.67	3.99	89.56	2.79	0.35	92.69	7.31
IF Bancorp, Inc.	26.37	68.63	0.00	0.00	5.01	82.04	7.98	1.23	91.25	8.75
Magyar Bancorp, Inc.	15.03	79.45	0.03	0.00	5.48	83.10	3.04	1.82	87.95	12.05
Mid-Southern Bancorp, Inc.	40.48	55.26	0.01	0.00	4.25	77.20	9.39	0.30	86.88	13.12
NSTS Bancorp, Inc.	52.11	39.89	0.00	0.00	8.00	66.36	0.00	2.02	68.38	31.62
PB Bankshares, Inc.	17.92	78.56	0.00	0.00	3.52	75.16	12.36	0.70	88.22	11.78
TC Bancshares, Inc.	16.89	77.67	0.01	0.00	5.42	78.17	0.45	1.40	80.02	19.98
Texas Community Bancshares, Inc.	33.49	62.17	0.00	0.09	4.25	71.16	14.91	0.66	86.74	13.26

Source:  Peru Federal Savings Bank; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 8

Growth Rates, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended March 31, 2023

						Loan	Loan	Resid.	Other	Non-
	Asset	Loan	Deposit	NPLs(1)/	NPAs(1)/	Loss	Loss	Real Est.	Real Est.	Real Est.
	Growth	Growth	Growth	Total	Total	Allow./	Allow./	Loans(2)/	Loans/	Loans/
	Rate	Rate	Rate	Loans	Assets	NPLs(1)	Loans	Loans	Loans	Loans
Peru Federal Savings Bank	(5.14)	1.83	(2.16)	2.38	1.12	29.99	0.71	71.85	22.30	5.85

Comparative Group Average	5.82	15.15	3.72	0.66	0.46	246.81	1.18	45.80	34.24	19.97
Comparative Group Median	5.41	14.29	3.52	0.62	0.44	141.30	1.19	41.98	38.49	18.26

All Public Thrift Average	10.86	16.05	5.24	0.62	0.47	244.77	1.07	34.25	42.90	22.86
All Public Thrift Median	6.43	15.50	1.81	0.42	0.34	207.88	1.00	30.58	51.38	18.04

Comparative Group
1895 Bancorp of Wisconsin, Inc.	0.97	12.96	(4.86)	0.31	0.21	326.53	1.00	23.97	58.05	17.97
Catalyst Bancorp, Inc.	(4.05)	0.42	(1.84)	1.55	0.90	100.58	1.56	65.16	16.92	17.92
Cullman Bancorp, Inc.	18.12	24.28	10.42	0.76	0.61	124.73	0.92	52.21	28.99	18.81
Generations Bancorp NY, Inc.	3.11	12.35	7.02	1.14	0.95	74.56	0.85	46.20	5.49	48.31
Home Federal Bancorp, Inc.	19.39	33.50	18.86	0.48	0.39	207.88	1.00	35.30	37.27	27.43
IF Bancorp, Inc.	7.19	15.74	3.68	0.10	0.07	NM	1.29	26.65	50.83	22.52
Magyar Bancorp, Inc.	4.11	9.49	3.35	0.97	0.78	141.30	1.31	32.99	58.02	9.00
Mid-Southern Bancorp, Inc.	1.86	15.63	(1.92)	0.87	0.49	10.02	1.55	41.79	42.14	16.07
NSTS Bancorp, Inc.	(8.90)	6.18	(8.45)	0.14	0.06	661.49	0.94	90.89	6.51	2.61
PB Bankshares, Inc.	6.71	12.44	3.26	0.44	0.35	300.29	1.31	31.30	50.27	18.42
TC Bancshares, Inc.	8.00	23.15	9.48	0.21	0.18	645.34	1.37	42.18	39.71	18.11
Texas Community Bancshares, Inc.	13.29	15.73	5.61	0.89	0.56	122.18	1.09	60.91	16.66	22.43

(1) Includes accruing troubled debt restructurings.
(2) Includes home equity and second mortgage loans.

Source: Peru Federal Savings Bank; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 9

Comparative Group Market Price and Ratio Change

Market Price Data as of April 10, 2023 and May 26, 2023

	4/10/23	5/26/23		4/10/23	5/26/23		4/10/23	5/26/23		4/10/23	5/26/23
	Closing	Closing		Price/	Price/		Price/	Price/		Price/	Price/
	Stock	Stock		Core	Core		Book	Book		Tang.	Tang.
	Price	Price	Change	EPS	EPS	Change	Value	Value	Change	Book	Book	Change
Company	($)	($)	(%)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Comparative Group Average	NA	NA	(8.1)	18.4	19.8	7.5	78.0	70.3	(9.8)	78.2	71.4	(8.8)
Comparative Group Median	NA	NA	(7.8)	18.5	17.8	(4.0)	76.9	69.6	(9.5)	77.1	69.8	(9.5)

Comparative Group
1895 Bancorp of Wisconsin, Inc.	7.92	6.77	(14.5)	NA	NA	NA	64.6	55.2	(14.5)	64.6	55.2	(14.5)
Catalyst Bancorp, Inc.	11.50	10.50	(8.7)	NA	NA	NA	69.1	61.7	(10.7)	69.1	61.7	(10.7)
Cullman Bancorp, Inc.	10.98	10.67	(2.8)	18.5	17.8	(4.0)	81.0	78.3	(3.3)	81.0	78.3	(3.3)
Generations Bancorp NY, Inc.	9.85	8.32	(15.5)	20.1	31.4	56.2	64.7	51.9	(19.8)	67.5	54.1	(19.9)
Home Federal Bancorp, Inc.	17.06	16.25	(4.7)	9.8	8.6	(11.5)	109.5	101.3	(7.5)	109.5	111.6	1.9
IF Bancorp, Inc.	15.26	14.10	(7.6)	8.4	8.3	(1.0)	73.2	64.1	(12.4)	73.2	64.1	(12.4)
Magyar Bancorp, Inc.	10.54	10.10	(4.2)	8.8	8.2	(6.4)	71.1	66.8	(6.0)	71.1	66.8	(6.0)
Mid-Southern Bancorp, Inc.	11.40	9.40	(17.5)	16.9	14.5	(14.4)	99.7	77.6	(22.2)	99.7	77.6	(22.2)
NSTS Bancorp, Inc.	9.10	8.86	(2.6)	NA	NA	NA	58.3	58.3	(0.1)	58.3	58.3	(0.1)
PB Bankshares, Inc.	13.25	12.22	(7.8)	22.1	18.4	(17.0)	82.0	74.1	(9.6)	82.0	74.1	(9.6)
TC Bancshares, Inc.	14.02	14.11	0.6	38.9	50.7	30.3	81.8	81.8	(0.0)	81.8	81.8	(0.0)
Texas Community Bancshares, Inc.	13.36	11.90	(10.9)	22.0	20.0	(8.8)	80.6	72.4	(10.2)	81.2	72.9	(10.2)

Index Values
S&P 500 Stock Index	4,109.1	4,205.5	2.3
S&P Broad Market Index Banks	126.1	125.8	(0.3)
NASDAQ Bank Index	3,105.1	2,914.8	(6.1)
S&P SmallCap Banks	184.3	172.2	(6.6)
S&P Midwest Banks	507.4	455.6	(10.2)

Source:  S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

  Exhibit 10

  Comparative Pro Forma Market Valuation Analysis

  Computed from Market Price Data as of May 26, 2023

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)
PFS Bancorp, Inc. (1)
Pro Forma Minimum	10.00	12.8	13.16	11.11	42.54	42.54	6.76	15.89	15.89	0.00
Pro Forma Midpoint	10.00	15.0	15.38	12.82	46.95	46.95	7.87	16.76	16.76	0.00
Pro Forma Maximum	10.00	17.3	17.24	14.49	50.84	50.84	8.96	17.62	17.62	0.00
Pro Forma Adj. Maximum	10.00	19.8	19.61	16.39	54.79	54.79	10.18	18.58	18.58	0.00

Comparative Group Average	NA	46.5	19.90	19.77	70.29	71.37	11.23	16.38	16.29	1.03
Comparative Group Median	NA	46.2	14.10	17.78	69.60	69.84	9.17	13.19	13.15	0.86

All Public Thrift Average (2)	NA	474.3	12.43	12.42	75.48	83.16	9.51	13.32	12.77	2.23
All Public Thrift Median (2)	NA	123.4	9.38	9.01	72.40	75.30	8.45	11.78	10.72	1.25

Comparative Group
1895 Bancorp of Wisconsin, Inc.	6.77	40.7	NA	NA	55.20	55.20	7.60	13.77	13.77	0.00
Catalyst Bancorp, Inc.	10.50	52.2	NA	NA	61.67	61.67	18.91	31.22	31.22	0.00
Cullman Bancorp, Inc.	10.67	78.8	17.78	17.78	78.32	78.32	18.87	24.09	24.09	1.12
Generations Bancorp NY, Inc.	8.32	19.5	36.17	31.36	51.91	54.07	5.00	9.64	9.29	0.00
Home Federal Bancorp, Inc.	16.25	48.7	9.45	8.63	101.27	111.57	7.40	7.31	6.68	2.95
IF Bancorp, Inc.	14.10	45.1	8.87	8.29	64.14	64.14	5.61	8.75	8.75	2.84
Magyar Bancorp, Inc.	10.10	67.6	8.21	8.21	66.79	66.79	8.05	12.05	12.05	1.19
Mid-Southern Bancorp, Inc.	9.40	25.7	14.46	14.51	77.61	77.61	10.18	13.12	13.12	2.55
NSTS Bancorp, Inc.	8.86	47.4	NA	NA	58.28	58.28	18.43	31.62	31.62	0.00
PB Bankshares, Inc.	12.22	31.9	13.73	18.36	74.14	74.14	8.73	11.78	11.78	0.00
TC Bancshares, Inc.	14.11	63.3	50.39	50.74	81.76	81.76	16.33	19.98	19.98	0.71
Texas Community Bancshares, Inc.	11.90	37.4	NA	20.02	72.40	72.88	9.60	13.26	13.19	1.01

(1)	Pro forma ratios assume an estimated pro forma market value of $12.8 million at the minimum, $15.0 million at the midpoint, $17.3 million at the maximum, and $19.8 million at the adjusted maximum.
(2)	All public thrifts traded on a major exchange, excluding mutual holding companies and companies being acquired in announced merger transactions.

Source:  Peru Federal Savings Bank; S&P Global.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 11

Pro Forma Assumptions for the Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 3.60%, which represented the yield on five-year U.S. Treasury securities at March 31, 2023. The effective income tax rate was assumed to be 28.5%, resulting in a net after-tax yield of 2.57%.

3.	It is assumed that 8.0% of the total shares of common stock to be issued in the Conversion (including shares issued to the charitable foundation) will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 25-year loan to the ESOP from the Bank. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Bank’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 4.0% of the total shares issued in the Conversion (including shares issued to the charitable foundation). Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the stock offering will be reserved for issuance by the Bank’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $3.93 per option. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25.0% were non-qualified options for income tax purposes, the options would vest at a rate of 20.0% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $3.93 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.48%; and a volatility rate of 20.48% based on the performance of a selected bank stock index.

7.	Total offering expenses are estimated at $1,650,000.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the stock offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 12
Peru Federal Savings Bank
Pro Forma Conversion Valuation Range
Historical Financial Data as of March 31, 2023
(Dollars in Thousands, Except Per Share Data)

MINIMUM	MIDPOINT	MAXIMUM	ADJ. MAX.
Total shares outstanding	1,275,000	1,500,000	1,725,000	1,983,750
Shares sold in the offering	1,275,000	1,500,000	1,725,000	1,983,750
Offering price	$10.00	$10.00	$10.00	$10.00
Pro forma market value	$12,750	$15,000	$17,250	$19,838
Gross offering proceeds	$12,750	$15,000	$17,250	$19,838
Less: estimated offering expenses	(1,650)	(1,650)	(1,650)	(1,650)
Net offering proceeds	11,100	13,350	15,600	18,188
Less: cash contribution to foundation	0	0	0	0
Less: ESOP purchase	(1,020)	(1,200)	(1,380)	(1,587)
Less: RSP purchase	(510)	(600)	(690)	(794)
Net investable proceeds	$9,570	$11,550	$13,530	$15,807
Net income - LTM ended 3/31/23	$838	$838	$838	$838
Pro forma income on net proceeds	246	297	348	407
Pro forma ESOP adjustment	(29)	(34)	(39)	(45)
Pro forma RSP adjustment	(73)	(86)	(99)	(114)
Pro forma option adjustment	(93)	(109)	(126)	(145)
Pro forma net income	$889	$906	$922	$941
Pro forma earnings per share	$0.76	$0.65	$0.58	$0.51
Core earnings - LTM ended 3/31/23	$1,013	$1,013	$1,013	$1,013
Pro forma income on net proceeds	246	297	348	407
Pro forma ESOP adjustment	(29)	(34)	(39)	(45)
Pro forma RSP adjustment	(73)	(86)	(99)	(114)
Pro forma option adjustment	(93)	(109)	(126)	(145)
Pro forma core earnings	$1,064	$1,081	$1,097	$1,116
Pro forma core earnings per share	$0.90	$0.78	$0.69	$0.61
Total equity - 3/31/23	$20,402	$20,402	$20,402	$20,402
Net offering proceeds	11,100	13,350	15,600	18,188
Less: ESOP purchase	(1,020)	(1,200)	(1,380)	(1,587)
Less: RSP purchase	(510)	(600)	(690)	(794)
Pro forma total equity	$29,972	$31,952	$33,932	$36,209
Pro forma book value per share	$23.51	$21.30	$19.67	$18.25
Tangible equity - 3/31/23	$20,402	$20,402	$20,402	$20,402
Net offering proceeds	11,100	13,350	15,600	18,188
Less: ESOP purchase	(1,020)	(1,200)	(1,380)	(1,587)
Less: RSP purchase	(510)	(600)	(690)	(794)
Pro forma tangible equity	$29,972	$31,952	$33,932	$36,209
Pro forma tangible book value per share	$23.51	$21.30	$19.67	$18.25
Total assets - 3/31/23	$179,066	$179,066	$179,066	$179,066
Net offering proceeds	11,100	13,350	15,600	18,188
Less: ESOP purchase	(1,020)	(1,200)	(1,380)	(1,587)
Less: RSP purchase	(510)	(600)	(690)	(794)
Pro forma total assets	$188,636	$190,616	$192,596	$194,873
Pro Forma Ratios:
Price / LTM EPS	13.16	x	15.38	x	17.24	x	19.61	x
Price / Core EPS	11.11	x	12.82	x	14.49	x	16.39	x
Price / Book Value	42.54%	46.95%	50.84%	54.79%
Price / Tangible Book Value	42.54%	46.95%	50.84%	54.79%
Price / Total Assets	6.76%	7.87%	8.96%	10.18%
Total Equity / Assets	15.89%	16.76%	17.62%	18.58%
Tangible Equity / Assets	15.89%	16.76%	17.62%	18.58%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 13
Pro Forma Conversion Analysis at the Midpoint Value
Peru Federal Savings Bank
Historical Financial Data as of March 31, 2023

Valuation Parameters	Symbol	Data
Net income -- LTM	Y	$838,000
Core earnings -- LTM	Y	1,013,000
Net worth	B	20,402,000
Tangible net worth	B	20,402,000
Total assets	A	179,066,000
Expenses in conversion	X	1,650,000
Other proceeds not reinvested	O	1,800,000
ESOP purchase	E	1,200,000
ESOP expense (pre-tax)	F	47,552
RSP purchase	M	600,000
RSP expense (pre-tax)	N	120,280
Stock option expense (pre-tax)	Q	117,900
Cash contribution to foundation	C	0
Stock contribution to foundation	K	0
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	2.57%
Tax rate	T	28.50%
Shares for EPS	S	92.32%

Pro Forma Valuation Ratios at Midpoint Value
Price / LTM EPS	P/E	15.38	x
Price / Core EPS	P/E	12.82	x
Price / Book Value	P/B	46.95%
Price / Tangible Book	P/TB	46.95%
Price / Assets	P/A	7.87%

Pro Forma Calculation at Midpoint Value	Based on

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$15,000,000	[LTM earnings]
		1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$15,000,000	[Core earnings]
		1 - (P/E / S) * R

V	=	P/B * (B - X - E - M - (C+K)*(1-T)))	=	$15,000,000	[Book value]
		1 - P/B

V	=	P/TB * (B - X - E - M - (C+K)*(1-T)))	=	$15,000,000	[Tangible book]
		1 - P/TB

V	=	P/A * (A - X - E - M - (C+K)*(1-T))	=	$15,000,000	[Total assets]
		1 - P/A

						Valuation
						Range
Minimum	=	$15,000,000	x	0.8500	=	$12,750,000
Midpoint	=	$15,000,000	x	1.0000	=	$15,000,000
Maximum	=	$15,000,000	x	1.1500	=	$17,250,000
Adj. Max.	=	$17,250,000	x	1.1500	=	$19,837,500

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 14
Comparative Valuation Ratio Analysis
Pro Forma Conversion Valuation
Computed from Market Price Data as of May 26, 2023

		Peru
		Federal	Comparative		All Public
Valuation		Savings	Group		Thrifts (1)
Ratio	Symbol	Bank	Average	Median	Average	Median
Price / LTM EPS	P/E		19.90	14.10	12.43	9.38
Minimum	(x)	13.16	-33.9%	-6.7%	5.9%	40.4%
Midpoint		15.38	-22.7%	9.1%	23.8%	64.1%
Maximum		17.24	-13.4%	22.3%	38.7%	83.9%
Adjusted Maximum		19.61	-1.5%	39.1%	57.8%	109.2%

Price / Core EPS	P/E		19.77	17.78	12.42	9.01
Minimum	(x)	11.11	-43.8%	-37.5%	-10.5%	23.3%
Midpoint		12.82	-35.2%	-27.9%	3.2%	42.2%
Maximum		14.49	-26.7%	-18.5%	16.7%	60.8%
Adjusted Maximum		16.39	-17.1%	-7.8%	32.0%	81.9%

Price / Book Value	P/B		70.29	69.60	75.48	72.40
Minimum	(%)	42.54	-39.5%	-38.9%	-43.6%	-41.2%
Midpoint		46.95	-33.2%	-32.5%	-37.8%	-35.2%
Maximum		50.84	-27.7%	-27.0%	-32.6%	-29.8%
Adjusted Maximum		54.79	-22.1%	-21.3%	-27.4%	-24.3%

Price / Tangible Book	P/TB		71.37	69.84	83.16	75.30
Minimum	(%)	42.54	-40.4%	-39.1%	-48.8%	-43.5%
Midpoint		46.95	-34.2%	-32.8%	-43.5%	-37.7%
Maximum		50.84	-28.8%	-27.2%	-38.9%	-32.5%
Adjusted Maximum		54.79	-23.2%	-21.5%	-34.1%	-27.2%

Price / Total Assets	P/A		11.23	9.17	9.51	8.45
Minimum	(%)	6.76	-39.8%	-26.3%	-28.9%	-20.0%
Midpoint		7.87	-29.9%	-14.2%	-17.2%	-6.9%
Maximum		8.96	-20.2%	-2.3%	-5.8%	6.0%
Adjusted Maximum		10.18	-9.3%	11.0%	7.1%	20.4%

(1) Excludes companies subject to mutual holding company ownership or pending acquisition.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 15
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	5/26/23	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
All Public Thrifts (1)
1895 Bancorp of Wisconsin, Inc.	WI	BCOW	552	13.77	13.77	(0.08)	(0.59)	6.77	40.7	NM	NM	55.2	55.2	7.60	0.00
Affinity Bancshares, Inc.	GA	AFBI	932	12.69	10.92	0.89	6.03	12.00	78.4	11.3	11.1	66.6	79.0	8.45	0.00
Axos Financial, Inc.	NV	AX	19,782	9.32	8.61	1.56	16.11	41.13	2,431.3	8.9	7.9	132.4	144.5	12.34	0.00
Blue Foundry Bancorp	NJ	BLFY	2,101	18.36	18.33	0.03	0.16	9.49	250.9	NM	NM	67.4	67.5	12.37	0.00
Broadway Financial Corporation	CA	BYFC	1,205	23.22	21.38	0.53	2.41	0.92	44.9	10.2	9.8	52.2	66.8	6.42	0.00
Capitol Federal Financial, Inc.	KS	CFFN	10,086	10.63	10.53	0.62	6.38	6.15	819.1	11.6	11.4	78.1	78.9	8.30	5.53
Carver Bancorp, Inc.	NY	CARV	712	6.34	6.34	(0.39)	(5.38)	3.41	14.4	NM	NM	74.2	74.2	2.13	0.00
Catalyst Bancorp, Inc.	LA	CLST	276	31.22	31.22	0.14	0.44	10.50	52.2	NA	NA	61.7	61.7	19.26	0.00
Cullman Bancorp, Inc.	AL	CULL	418	24.09	24.09	1.05	4.22	10.67	78.8	17.8	17.8	78.3	78.3	18.87	1.12
ECB Bancorp, Inc.	MA	ECBK	1,157	14.10	14.10	0.25	1.65	11.95	109.6	NA	NA	67.2	67.2	9.48	0.00
ESSA Bancorp, Inc.	PA	ESSA	1,986	11.02	10.39	1.08	9.43	14.32	139.1	6.9	6.8	68.1	72.7	7.50	4.19
First Northwest Bancorp	WA	FNWB	2,172	7.38	7.34	0.72	8.76	11.25	99.6	6.3	6.0	66.5	66.9	5.00	2.49
First Seacoast Bancorp, Inc.	NH	FSEA	537	9.18	9.13	(0.11)	(1.05)	8.10	41.1	NM	NM	83.2	83.7	7.64	0.00
FS Bancorp, Inc.	WA	FSBW	2,783	8.69	7.90	1.21	11.96	28.87	220.3	7.4	6.8	92.4	102.6	8.03	3.46
Generations Bancorp NY, Inc.	NY	GBNY	389	9.64	9.29	0.14	1.39	8.32	19.5	36.2	31.4	51.9	54.1	5.00	0.00
HarborOne Bancorp, Inc.	MA	HONE	5,573	10.76	9.60	0.82	6.49	8.49	369.4	9.6	9.3	66.6	75.7	7.17	3.53
Hingham Institution for Savings	MA	HIFS	4,206	9.34	9.34	0.86	8.93	201.20	432.5	13.0	9.8	110.0	110.0	10.27	1.25
HMN Financial, Inc.	MN	HMNF	1,072	9.35	9.28	0.76	7.09	18.43	80.2	9.9	9.9	82.5	83.1	7.71	1.74
Home Federal Bancorp, Inc.	LA	HFBL	686	7.31	6.68	0.92	11.01	16.25	48.7	9.4	8.6	101.3	111.6	7.40	2.95
IF Bancorp, Inc.	IL	IROQ	843	8.75	8.75	0.62	7.09	14.10	45.1	8.9	8.3	64.1	64.1	5.61	2.84
Kearny Financial Corp.	NJ	KRNY	8,349	10.37	NA	0.51	4.51	7.14	454.6	11.7	9.0	55.0	73.0	5.70	6.16
Magyar Bancorp, Inc.	NJ	MGYR	840	12.05	12.05	1.01	8.20	10.10	67.6	8.2	8.2	66.8	66.8	8.05	1.19
Mid-Southern Bancorp, Inc.	IN	MSVB	266	13.12	13.12	0.66	5.14	9.40	25.7	14.5	14.5	77.6	77.6	10.18	2.55
New York Community Bancorp, Inc.	NY	NYCB	123,706	8.72	6.32	3.42	32.85	10.48	7,567.9	2.8	7.1	73.6	106.3	6.14	6.49
Northeast Community Bancorp, Inc.	NY	NECB	1,503	17.47	17.46	2.44	12.41	12.81	176.1	6.0	5.8	74.8	74.8	13.06	1.87
Northfield Bancorp, Inc.	NJ	NFBK	5,663	12.33	11.68	1.04	8.33	10.42	484.8	8.1	8.1	69.4	73.8	8.56	4.99
NSTS Bancorp, Inc.	IL	NSTS	260	31.62	31.62	0.18	0.58	8.86	47.4	NM	NM	58.3	58.3	18.43	0.00
PB Bankshares, Inc.	PA	PBBK	393	11.78	11.78	0.59	4.84	12.22	31.9	13.7	18.4	74.1	74.1	8.73	0.00
Ponce Financial Group, Inc.	NY	PDLB	2,540	19.53	19.53	(1.09)	(5.01)	7.64	178.4	NM	NA	70.1	70.1	8.21	0.00
Provident Bancorp, Inc.	MA	PVBC	1,702	12.42	12.42	(1.47)	(11.05)	8.15	142.5	NM	NM	68.2	68.2	8.47	0.00
Provident Financial Holdings, Inc.	CA	PROV	1,335	9.69	9.69	0.75	7.13	12.00	84.3	9.3	9.3	65.2	65.2	6.32	4.67

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 15 (continued)
Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	5/26/23	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)
Provident Financial Services, Inc.	NJ	PFS	13,779	11.90	8.86	1.26	10.74	16.36	1,226.4	7.1	6.8	75.3	104.6	8.96	5.87
Riverview Bancorp, Inc.	WA	RVSB	1,590	9.77	8.18	1.08	11.71	4.62	98.0	5.6	5.5	63.2	76.7	6.17	5.19
Sterling Bancorp, Inc.	MI	SBT	2,412	13.08	13.08	(0.79)	(6.04)	4.99	253.4	NM	NM	80.4	80.4	10.51	0.00
TC Bancshares, Inc.	GA	TCBC	430	19.98	19.98	0.33	1.63	14.11	63.3	50.4	50.7	81.8	81.8	16.33	0.71
Territorial Bancorp Inc.	HI	TBNK	2,213	11.47	11.47	0.63	5.35	11.50	99.4	7.4	7.4	40.8	40.8	4.68	8.00
Texas Community Bancshares, Inc.	TX	TCBS	418	13.26	13.19	0.09	0.75	11.90	37.4	NM	20.0	72.4	72.9	9.60	1.01
Third Coast Bancshares, Inc.	TX	TCBX	3,860	10.03	9.58	0.75	7.50	16.73	249.3	10.2	9.9	70.8	75.3	5.99	0.00
Timberland Bancorp, Inc.	WA	TSBK	1,787	12.74	11.96	1.46	12.35	23.60	193.6	7.3	7.2	85.0	91.4	10.84	3.90
Triumph Financial, Inc.	TX	TFIN	5,628	14.70	10.47	1.59	10.03	53.17	1,231.0	15.4	18.6	158.9	240.7	22.26	0.00
TrustCo Bank Corp NY	NY	TRST	6,046	10.17	10.16	1.24	12.66	28.82	548.3	7.2	7.2	89.2	89.3	9.07	5.00
Waterstone Financial, Inc.	WI	WSBF	2,114	17.30	17.28	0.82	4.25	13.64	308.4	18.2	18.2	81.5	81.7	14.11	5.87
Western New England Bancorp, Inc.	MA	WNEB	2,562	9.10	8.58	1.01	11.74	5.90	131.0	5.0	5.4	56.2	59.9	5.11	4.75
William Penn Bancorporation	PA	WMPN	862	20.18	19.68	0.39	1.80	9.90	123.4	39.6	35.2	76.9	79.4	15.53	1.21
WSFS Financial Corporation	DE	WSFS	20,319	11.34	6.74	1.39	12.33	34.25	2,104.6	7.6	7.1	91.2	161.2	10.35	1.75

Average			5,957	13.32	12.77	0.69	5.94	NA	474.3	12.4	12.4	75.5	83.2	9.51	2.23
Median			1,702	11.78	10.72	0.75	6.38	NA	123.4	9.4	9.0	72.4	75.3	8.45	1.25

(1) Public thrifts traded on NYSE, NYSE American, and NASDAQ stock markets; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source:  S&P Global.